Exhibit 99.1

CONTACT

Justine E. Koenigsberg

Director, Corporate Communications

(617) 349-0271

Daniella M. Lutz

Corporate Communications Specialist

(617) 349-0205

FOR IMMEDIATE RELEASE

TKT ANNOUNCES FOURTH QUARTER AND YEAR END 2003 RESULTS

Cambridge, MA, March 11, 2004 — Transkaryotic Therapies, Inc.  (Nasdaq: TKTX) announced today its consolidated financial results for the fourth quarter and full year 2003.

2003 Financial Highlights at a Glance

•                  Product sales increased 65% in comparison with 2002

•                  Operating expenses decreased 21% in comparison with 2002

•                  Net loss per share decreased 42% in comparison with 2002

•                  Cash and marketable securities amounted to $181 million

“During the past year, we advanced our lead program for Hunter syndrome into a pivotal clinical trial and controlled expenses to end the year in a better cash position than we anticipated.  As a result, we believe we are progressing toward our goals of reaching breakeven in late 2006 and becoming a preeminent rare disease company,” said Michael J. Astrue, President and Chief Executive Officer of TKT.

Financial Summary

For the three months ended December 31, 2003, product sales of Replagal™ (agalsidase alfa), TKT’s product for the treatment of Fabry disease, were approximately $15.5 million. For the year ended December 31, 2003, Replagal product sales were approximately $57.2 million.  These results compare with Replagal product sales of approximately $12.0 million and $34.7 million at the three and twelve months ended December 31, 2002, respectively.

The net loss for the fourth quarter of 2003 was approximately $14.7 million, or $0.43 per share. As a result of the company’s restructuring efforts in 2003, TKT recorded a charge of approximately $1.1 million, or $0.03 per share, in the fourth quarter of 2003 associated with facility consolidation.    The net loss for the three months ended December 31, 2002 was approximately $47.5 million, or $1.36 per share. Included in the loss for the quarter ended December 31, 2002 were an intellectual property license fee expense of $8.7 million and an asset impairment charge of $16.1 million, which contributed $0.25 and $0.46, respectively, to basic and diluted net loss per share.

The net loss for the year ended December 31, 2003 was approximately $75.2 million, or $2.18 basic and diluted net loss per share. This compares with a net loss of $129.8 million, or $3.75 basic and diluted net loss per share, for the year ended December 31, 2002. Included in the net loss for the year ended December 31, 2003 is a restructuring charge of $12.5 million and intellectual property license fee expense of $1.4 million, which together contributed $0.36 and $0.04, respectively, to basic and diluted net loss per share.  Included in the net loss for the year ended December 31, 2002 were an intellectual property license fee expense of $34.7 million and an asset impairment charge of $16.1 million, which  contributed $1.00 and $0.46, respectively, to basic and diluted net loss per share.

As of December 31, 2003, TKT had approximately $180.9 million in cash and marketable securities, which exceeded its original guidance of $150 to $170 million.

COMPANY HIGHLIGHTS

The following highlights include events of the fourth quarter 2003 as well as events which occurred in the first quarter of 2004.

Commercial Highlights

Replagal for Fabry Disease

•                  In February 2004, Health Canada approved Replagal for the treatment of Fabry disease. Replagal is now approved in 28 countries worldwide.

•                  TKT withdrew its Biologics License Application for Replagal in the United States in January 2004, where orphan drug regulations exclude it from the market.

•                  The United States Court of Appeals for the Federal Circuit denied Mount Sinai School of Medicine’s request for an en banc hearing relating to the Replagal patent appeal brought against

TKT by Genzyme Corporation and Mt. Sinai. As part of an October 2003 agreement between TKT and Genzyme, Genzyme agreed to withdraw from this suit.

Clinical Development Highlights

I2S for Hunter Syndrome

•                  TKT completed enrollment in its pivotal study evaluating iduronate-2-sulfatase (I2S) for Hunter syndrome. TKT expects preliminary results from the 96 patient clinical study in the second quarter of 2005 and, if positive, the company expects to submit applications for market approval in both the United States and Europe in the second half of 2005.

•                  In October 2003, TKT and Genzyme formed a collaboration under which Genzyme will commercialize I2S in certain Asia/Pacific territories.

•                  At the 53rd Annual Meeting of the American Society of Human Genetics, TKT’s lead investigator reported long-term results from its I2S Phase I/II study, in which I2S was shown to be clinically active and generally well-tolerated in patients with Hunter syndrome. All 12 patients in the study continue to receive treatment with I2S, and many have transitioned to home therapy.

GA-GCB for Gaucher Disease

•                  In December 2003, TKT filed an Investigational New Drug Application (IND) with the FDA to initiate clinical testing of Gene-Activated® glucocerebrosidase (GA-GCB) for the treatment of Gaucher disease. The IND is in effect and TKT plans to initiate testing during the second quarter of 2004 while continuing to seek a partner for this program.

Business Activities

•                  In January 2004, TKT expanded its operations into Canada and opened a headquarters in Toronto.

•                  TKT and Paladin Labs entered into an agreement under which Paladin will coordinate activities for Replagal in Canada, including distribution and patient support.

•                  TKT and Orphan Australia entered into an agreement to market and distribute Replagal in Australia and New Zealand. Under the terms of the agreement, Orphan Australia will have exclusive marketing and distribution rights to Replagal in those countries.

Conference Call

TKT invites the public to participate on a conference call and live webcast with investment analysts beginning today, March 11, 2004 at 10:00 a.m. Eastern Time to the discuss its fourth quarter and full year 2003 financial results and financial outlook for 2004.  To participate by telephone, dial (973) 317-5319.  A live audio webcast can be accessed on the TKT web site at www.tktx.com within the Investor Information section.  A replay of the call will be available for two weeks beginning at 1:00 p.m. Eastern Time on March 11, 2004 by dialing (973) 709-2089 and using the access code: 342423.  A replay of the webcast will be archived on the TKT web site under Events in the Investor Information section.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company committed to developing treatments for rare diseases caused by protein deficiencies with a core focus on lysosomal storage diseases.   The company markets one product, Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease.  TKT’s research pipeline focuses on rare diseases where a significant unmet medical need exists.  TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America.   Additional information about TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements regarding TKT’s development of certain products, including Replagal, I2S, GA-GCB, and the timing of clinical trials, clinical trial results and regulatory filings, and statements regarding TKT’s financial outlook, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,”  “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions.  There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; whether competing products will reduce the market opportunity for such products; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GA-GCB will be safe and effective as a treatment for Gaucher disease; whether TKT is able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials such as the results of the I2S trial, referred to above will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of TKT and its partners to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand, if approved; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; whether TKT will be successful in finding a partner for GA-GCB; results of litigation; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference.  While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of
Transkaryotic Therapies, Inc.

- Consolidated Financial Table To Follow -

Condensed Consolidated Statements of Operations (unaudited)

	For the three months ended December 31,		For the year ended December 31,
(In thousands, except per share amounts)	2003	2002	2003	2002
Product sales	$15,487	$11,969	$57,225	$34,682

License and research revenues	87	1,166	1,664	1,818
	15,574	13,135	58,889	36,500

Operating expenses:
Cost of goods sold	1,439	5,570	12,484	10,511
Research and development	18,332	21,582	74,062	81,309
Intellectual property license expense	—	8,660	1,350	34,660
Selling, general and administrative	10,694	10,026	36,557	31,229
Restructuring charge	1,137	—	12,461	—
Impairment charge	—	16,069	—	16,069
	31,602	61,907	136,914	173,778

Operating loss	(16,028)	(48,772)	(78,025)	(137,278)

Litigation settlement	500	—	500	—

Interest income	920	1,260	2,704	7,516

Minority interest	(108)	—	(413)	—

Net loss	$(14,716)	$(47,512)	$(75,234)	$(129,762)

Basic and diluted net loss per share	$(0.43)	$(1.36)	$(2.18)	$(3.75)

Shares used to compute basic and diluted net loss per share	34,585	34,843	34,559	34,616

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	December 31, 2003	December 31, 2002
Cash and marketable securities	$180,947	$256,708
Other current assets	44,392	41,784
Property and equipment, net	61,908	59,372
Other assets	1,922	1,942

Total assets	$289,169	$359,806

Total liabilities	$30,434	$35,939
Minority interest	413	—
Total stockholders’ equity	258,322	323,867

Total liabilities and stockholders’ equity	$289,169	$359,806

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